Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - October 2012

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield		17.83%
Less:	Coupon	0.57%
	Servicing Fee	1.50%
	Net Credit Losses	3.56%
Excess Spread:
	October-12	12.20%
	September-12	11.81%
	August-12	12.42%
Three Month Average Excess Spread		12.14%

Delinquency:
	30 to 59 Days	0.60%
	60 to 89 Days	0.46%
	90+ Days	0.91%
	Total	1.97%

Principal Payment Rate		23.48%